Exhibit 5.1





                    GEOFFREY T. CHALMERS, ESQ.
                        addressStreet33 Broad Street, Suite 1100
                             CityplaceBoston, StateMA PostalCode02109


LocatePLUS Holdings Corporation
100 Cummings Center, Suite
CityplaceBeverly, StateMassachusetts PostalCode01915
Att: Chief Financial Officer

                                         dateMonth1Day4Year2007January 4,  2007



     Re:     LocatePLUS Holdings Company- Registration Statement on Form SB-2
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          File No. 333-138311
Dear Sirs:

     I have acted as counsel to LocatePLUS Holdings Company (the "Company ") in connection with the preparation of a Registration Statement on Form SB-2 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed sale by
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Dutchess Private Equities Fund,  L.P. and  Dutchess Private Equities Fund II,
L.P. (collectively, the "Selling Shareholder" ) of up to 1,472,808 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock").
                                                       ------------
     You have requested my opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering the opinion, I have examined the Registration Statement, the Company's Amended and Restated Certificate of Incorporation, as amended to date, the Company's By-laws, as amended to date, and the applicable minutes and resolutions of the Company's Board of Directors and shareholders. I have also examined the Investment Agreement, Registration Rights Agreement, Debenture and Debenture Registration Rights Agreement between the Company and each Selling Shareholder, all filed as Exhibits to the Registration Statement, as well as such other documents, certificates, instruments and corporate records as I have deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion I have also made certain assumptions without verification.

     Based upon the foregoing, I am of the opinion that:
1. the issued and outstanding shares of Common Stock to be sold by the Selling Shareholder are validly issued, fully paid and non-assessable; and

2. the shares to be issued upon exercise of the convertible note, the Investment Agreement and the Debenture have been duly authorized, and when issued pursuant to and in accordance with their terms, will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to myself in the related Prospectus under the caption "Legal Matters." In giving this consent I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the 1933 Act or the rules and regulations thereunder.

          Very truly yours,

                              /s/ Geoffrey T. Chalmers